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                                                                EXHIBIT 99(a)(5)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         CONTINUUS SOFTWARE CORPORATION
                                       BY

                        RAINDROP ACQUISITION CORPORATION

                           A WHOLLY OWNED SUBSIDIARY

                                OF TELELOGIC AB

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 28, 2000, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration is the Offer to Purchase dated October 30, 2000 (the "Offer to Purchase") and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Raindrop Acquisition Corporation (the "Purchaser"), a Delaware corporation and wholly owned subsidiary of Telelogic AB ("Telelogic"), to purchase all outstanding shares of common stock, par value $.001 per share (the "Shares"), of Continuus Software Corporation, a Delaware corporation (the "Company"), at a purchase price of $3.46 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

     We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

          1. The offer price is $3.46 per Share, net to you in cash, without interest.

          2. The Offer is being made for all outstanding Shares.

          3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 25, 2000 (the "Merger Agreement"), by and among Telelogic, the Purchaser, and the Company. The Merger Agreement provides, among other things, that the Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

          4. The Board of Directors of the Company (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and
     (iii) unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement.

          5. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, November 28, 2000 (the "Expiration Date"), unless the Offer is extended.
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          6. Any stock transfer taxes applicable to the sale of Shares to the
     Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that represents at least a majority of the sum of (A) the outstanding Shares and (B) the Shares issuable upon the conversion or exercise of convertible securities and stock options that (x) will become exercisable in accordance with their terms (without regard to any acceleration provisions) prior to the six month anniversary of the Merger Agreement and (y) have a conversion or exercise price equal to or less than the Offer price. The Offer is also subject to other conditions. See Section 15 of the Offer to Purchase.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction appointed by Purchaser to act as dealer manager in such jurisdictions for the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

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               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         CONTINUUS SOFTWARE CORPORATION
                                       BY

                        RAINDROP ACQUISITION CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                                  TELELOGIC AB

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 30, 2000 and the related Letter of Transmittal of Raindrop Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Telelogic AB, all outstanding shares of common stock, par value $.001 per share (the "Shares"), of Continuus Software Corporation, a Delaware corporation, at a purchase price of $3.46 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to Be Tendered:*
---------------------------------

Dated:
--------------------------------- , 2000

Account No.:
---------------------------------

                                   SIGN HERE

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                                  SIGNATURE(S)

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                         PRINT NAME(S) AND ADDRESS(ES)

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                       AREA CODE AND TELEPHONE NUMBER(S)

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              TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER(S)
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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